Exhibit 5.2

June 16, 2004

Mellon Bank, N.A.

One Mellon Center

Suite 1910

500 Grant Street

Pittsburgh, Pennsylvania 15258-0001

Re:	Mellon Bank Premium Finance Loan Master Trust;
Mellon Bank PFL Master Note Trust

Ladies and Gentlemen:

We have been asked to deliver this opinion in connection with the preparation of a registration statement (the “Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to an earlier effective registration statement (Nos. 333-113957, 333-113957-01, 333-113957-02 and 333-113957-03) for the same offering, relating to (i) the issuance by Mellon Bank Premium Finance Loan Master Trust (the “Trust”) of the Mellon Bank Premium Finance Loan Master Trust Asset Backed Certificate, Series 2004-MC (the “Collateral Certificate”) pursuant to an Amended and Restated Pooling and Servicing Agreement, dated as of June 15, 2001 (the “Pooling and Servicing Agreement”), as amended, and the Series 2004-MC Supplement thereto, to be dated as of June     , 2004 (the “Agreement”), each among Mellon Premium Finance Loan Owner Trust, as transferor (the “Transferor”), AFCO Credit Corporation, as servicer (the “Servicer”), AFCO Acceptance Corporation, as servicer (the “Servicer”), Premium Financing Specialists, Inc., as back-up servicer, Premium Financing Specialists of California, Inc., as back-up servicer (with Premium Financing Specialists, Inc., the “Back-up Servicer”) and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association), a national banking association, as trustee (the “Trustee”) and (ii) the issuance by Mellon Bank PFL Master Note Trust (the “Issuer”) of the Mellon Bank PFL Master Note Trust Class A Floating Rate Notes, Series 2004-1 (the “Class A Notes”), the Mellon Bank PFL Master Note Trust Class B Floating Rate Notes, Series 2004-1 (the “Class B Notes”), the Mellon Bank PFL Master Note Trust Class C Floating Rate Notes, Series 2004-1 (the “Class C Notes”, and together with the Class A Notes and the Class B Notes, the “Offered Notes”) and the Class D Notes, Series 2004-1, pursuant to an Indenture, to be dated as of June     , 2004 (the “Note Indenture”) and the Series 2004-1 Indenture Supplement thereto, to be dated as of June     , 2004, each among the Issuer and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Supplement” and together with the Note Indenture, the “Indenture”). The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Act. All capitalized terms used but not specifically defined herein have the meaning assigned to such terms in the Agreement.

In connection with this opinion, we have examined original, reproduced or certified copies of (i) the Certificate of Trust and Trust Agreement forming the Transferor, each as amended to date, (ii) the Certificate of Trust and the Trust Agreement, dated as of March 1, 2004, between the Issuer, as depositor, Mellon Bank, N.A. as administrator, and Chase Manhattan Bank USA, National Association, as owner trustee, forming the Issuer, each as amended to date, (iii) the Registration Statement, (iv) records of actions taken by the depositor of the Transferor, (v) a form of the Agreement and (vi) a form of the Indenture. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary as a basis for the opinions hereinafter set forth. In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the originals of all documents submitted to us as copies thereof. As to various matters of fact relevant to the opinions hereinafter expressed, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Servicer, the Back-up Servicer, the Transferor and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that:

1.    When the issuance, execution and delivery of the Collateral Certificate has been authorized by all necessary corporate action of the Transferor in accordance with the provisions of the Agreement, and when such Collateral Certificate has been duly executed and delivered, authenticated by the Trustee and sold as described in the Registration Statement, assuming that the terms of such Collateral Certificate are otherwise in compliance with applicable law at such time, such Collateral Certificate will be legally issued, fully paid and non-assessable and entitled to the benefits of the Agreement. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

2.    When the issuance, execution and delivery of the Offered Notes has been authorized by all necessary corporate action in accordance with the provisions of the Indenture, and when such Offered Notes have been duly executed and delivered, authenticated by the Indenture Trustee and sold as described in the Registration Statement, assuming that the terms of such Offered Notes are otherwise in compliance with applicable law at such time, such Offered Notes will be legally issued, fully paid and non-assessable and entitled to the benefits of the Indenture. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

3.    The statements set forth in the Registration Statement under the headings “Prospectus Summary—Tax Status” and “U.S. Federal Income Tax Consequences,” to the extent that they constitute statements of matters of law or legal conclusions with respect thereto, are correct.

4.    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Prospectus Summary-Tax Status,” “U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ MCKEE NELSON LLP

MCKEE NELSON LLP